Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Medirom Healthcare Technologies Inc.

We hereby consent to the inclusion in this Registration Statement of Medirom Healthcare Technologies Inc. (the “Company”) on the Form F-3 of our report dated June 18, 2024, with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ TAAD, LLP

Diamond Bar, California

September 10, 2025